Exhibit 5.1

[Letterhead of Sheldon I. Cammaker]

August 3, 2010

EMCOR Group, Inc.
301 Merritt Seven, 6th Floor
Norwalk, CT 06851

Gentlemen:

     With respect to the Registration Statement on Form S-8 filed by EMCOR Group, Inc. (“EMCOR”) with the Securities and Exchange Commission for the purpose of registering under the Securities Act of 1933, as amended, 3,250,000 shares of EMCOR’s common stock, par value $0.01 per share (the “Common Stock”), to be issued pursuant to each of your 2010 Incentive Plan (the “Plan”), I am acting as counsel to you.

     I wish to advise you that in my opinion the 3,250,000 shares of Common Stock to be issued by you under the Plan or pursuant to the exercise of options issued under the Plan, when issued in accordance with the respective terms thereof, will be legally issued, fully paid and non-assessable.

     I consent to the filing of this opinion as an exhibit to the Registration Statement on Form S-8. In giving this consent, I do not thereby admit that I am within the category of persons whose consent is required under the Securities Act of 1933, as amended, or under the rules and regulations of the Securities and Exchange Commission.

Very truly yours,

/s/ Sheldon I. Cammaker

Sheldon I. Cammaker
Executive Vice President, General
Counsel and Secretary